Exhibit 99.1

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Emily McDonald
Rockland Trust
Emily.McDonald@RocklandTrust.com
781-982-6650

Independent Bank Corp. and Rockland Trust Company Appoint Susan Perry O’Day to Board of Directors

Bank welcomes distinguished business enterprise and technology leader

Rockland, Massachusetts (August 19, 2021) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the appointment of Susan Perry O’Day to its Board of Directors effective September 1, 2021.

“We are extremely pleased to welcome Susan to our board,” said Donna L. Abelli, Chair of both the Independent and Rockland Trust Board of Directors. “Susan’s managerial expertise and her deep knowledge of information systems and technology will bring invaluable perspective which will enrich and strengthen the board. Her professional experience leading A.W. Perry will provide additional insight into the needs of the customers and communities the Bank serves.”

As President of A.W. Perry, Inc., Ms. O’Day manages the overall strategic direction and operations of the Boston-based real estate investment and services firm. Prior to assuming her current role in October of 2020, Ms. O’Day served as Executive Vice President and Chief Information Officer at The Walt Disney Company for over 12 years. At Disney, she led the planning, implementation, and operations of IT systems and infrastructure. Before that, Ms. O’Day served in senior leadership positions at both Bristol Myers Squibb and CSX Transportation.

“I have spent my entire career working with organizations that are driven by the meaningful experiences and relationships they create,” said Ms. O’Day. “I am honored to join the Independent Bank Corp. and Rockland Trust Company Board of Directors and look forward to contributing to the growth and success of a bank whose mission I truly believe in and support.”

Ms. O’Day currently serves on the Executive Board of Directors of Special Olympics 2022 USA Games and Miss Hall’s School in Pittsfield, MA. She earned her master’s degree in business administration from the Raymond A. Mason School of Business at the College of William and Mary and her bachelor’s degree in mathematics from St. Lawrence University.

“Susan is highly respected, both in our local business community and across the broad array of industries she has served,” said Christopher Oddleifson, Chief Executive Officer of Independent Bank Corp. and Rockland Trust. “Her vision for innovation and her insights in information technology will be invaluable as we continue to evolve and sophisticate our technology infrastructure to support our best-in-class service, an essential component of carrying out our purpose of being the Bank Where Each Relationship Matters®.”

About INDB and Rockland Trust

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2020 list, an honor earned for the 12th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust’s sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating received in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements. Independent Bank Corp. (the “Company”) wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

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